Exhibit 2.606 - Amendment Agreement in respect of a Deed of Pledge of Registered Shares in the share capital of Closure Systems International B.V., dated as of December 31, 2013 between Closure Systems International B.V. (as the company), Beverage Packaging Holdings (Luxembourg) VI S.a r.l. (as the pledgor) and The Bank of New York Mellon (as the collateral Agent)

31 December 2013
CLOSURE SYSTEMS INTERNATIONAL B.V.,
(as the Company)
THE BANK OF NEW YORK MELLON
(as the Collateral Agent)
BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) VI S.À R.L
(as the Pledgor)

AMENDMENT AGREEMENT
in respect of a Deed of Pledge of Registered Shares in the share capital of Closure Systems International B.V. dated 5 November 2009

CONTENTS
CLAUSE    PAGE

1.	INTERPRETATION AND CONSTRUCTION 1

2.	RESTATEMENT 1

3.	CONFIRMATIONS 2

4.	MISCELLANEOUS 2

THIS AMENDMENT AGREEMENT is dated 31 December 2013 and made between:
BETWEEN:

(1)
BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) VI S.À R.L, a private limited liability company (société à responsabilité limitèe), having its registered office at 6C Rue Gabriel Lippmann, L-5365 Munsbach, Luxemburg, Grand Duchy of Luxembourg, registered with the Registre de Commerce et des Sociétés under number B 173.602 (the Pledgor);

(2)
THE BANK OF NEW YORK MELLON, a company, incorporated under the laws of the State of New York, having its registered office at One Wall Street, New York New York registered with the Internal Revenue Service under number 13-5160382 (the Collateral Agent); and

(3)
CLOSURE SYSTEMS INTERNATIONAL B.V., a private company with limited liability (besloten vennoontschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands, having its official seat (statutaire zetel) in Amsterdam, the Netherlands, having its registered office address at Teleportboulevard 140, 1043 EJ Amsterdam, the Netherlands and registered with the Dutch Chamber of Commerce under number 34291082 (the Company).

WHEREAS:

(A)
This Agreement is supplemental to and amends the deed of pledge of registered shares in the share capital of the Company, entered into by the Collateral Agent, the Company and Closure Systems International (Luxembourg) S.à r.l. dated 5 November 2009 (the Deed of Share Pledge). A copy of the Deed of Share Pledge is attached hereto as an annex.

(B)
Further to a statutory merger under the laws of the Grand Duchy of Luxembourg by a notarial deed of merger dated 21 December 2010, Closure Systems International (Luxembourg) S.à. r.l. (as disappearing entity) merged with Beverage Packaging Holdings (Luxembourg) III S.à. r.l. (as the acquiring entity). Pursuant to a deed of contribution and transfer of shares in the capital of the Company and pledge dated 12 August 2013, the Pledgor acquired the shares in the Company of Beverage Packaging Holdings (Luxembourg) III S.à r.l. by means of a contribution in kind (Deed of Contribution). Pursuant to the Deed of Contribution, the Pledgor and the Collateral Agent have confirmed the Deed of Share Pledge and transferred the contractual rights and obligations (contractsoverneming) under the Deed of Share Pledge relating to the shares in the share capital of the Company.

(C)	The Company, the Collateral Agent and the Pledgor wish to amend the terms of the Deed of Share Pledge.
it is agreed as follows:

1.	INTERPRETATION AND CONSTRUCTION
Clause 1 (Definitions and Interpretation) of the Deeds of Share Pledge is incorporated in this Agreement by means of reference as if they were set out in full herein.

2.	RESTATEMENT
With effect from the date of this Agreement, the Deed of Share Pledge 1 shall be amended so that Clause 4.2(h) will read:
“Except to the extent permitted under the terms of the Principal Finance Documents, not vote on any of the Shares without the consent of the Collateral Agent in favour of a proposal to (i) an amendment of the Articles of Association, in any manner that could affect the Collateral Agent’s rights under this Deed of Pledge, (ii) a dissolution of the Company, (iii) an application for the bankruptcy or a (preliminary) suspension of payment of the Company, (iv) a conversion (omzetting), merger (fusie) or division (splitsing) of the Company or (v) a distribution of Related Rights.”
The Deed of Share Pledge as amended by this Agreement together constitute one document which is hereafter referred to as the Amended Deed of Share Pledge.

3.	CONFIRMATIONS
On the date of this Agreement, each of the Company, the Pledgor and the Collateral Agent:

(a)	confirms its acceptance of the Amended Deeds of Share Pledge;

(b)	agrees that it is bound by the terms of the Amended Deeds of Share Pledge in its respective capacity;

(c)	each of the Company, the Pledgor and the Collateral Agent designates this Agreement as a Security Document under and as defined in the First Lien Intercreditor Agreement;

(d)	confirms that as of the date of this Agreement, the Deeds of Share Pledge and this Agreement will be read and construed as one document; and

(e)	except as otherwise provided in this Agreement, the Deeds of Share Pledge remain in full force and effect.

4.	MISCELLANEOUS

1.	Further assurance
The Pledgor and the Company shall, at the request of the Collateral Agent and at its own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Agreement.

2.	Costs
All charges, taxes, imposts, duties, filing and registration fees, legal and notarial fees, auction fees, court fees and other expenses due in respect of this Agreement (including its preparation, enforcement and release), shall be exclusively for the account of the Pledgor, who will keep the Collateral Agent indemnified against and hold it harmless in respect of any failure or delay in paying the same.

3.	Partial invalidity
If any provision of this Agreement is or becomes invalid, illegal, or unenforceable (or the security rights created hereby are ineffective) in any jurisdiction, or in relation to the Pledgor, such invalidity, illegality or unenforceability shall not affect the legality, validity or enforceability of the remaining provisions in that jurisdiction or of that provision in any other jurisdiction or invalidate or render unenforceable any other term hereof in relation to the Pledgor and the parties shall in good faith negotiate replacement provisions which are valid, legal and enforceable and which reflect (or reflect as closely as possible, having regard to the objectives of the original provision) the substance of the provision they replace.

4.	Incorporation of terms
The provisions of clause 10 (Governing law and Jurisdiction) and 5 (Enforcement) of the Deeds of Share Pledge apply to this Agreement as though they were set out in full in this Agreement except that references to the Deed are to be construed as references to this Agreement.

5.	Counterparts
This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.

6.	Governing law and jurisdiction

(a)	This Agreement and any non-contractual obligations arising out of or in relation to this Agreement are governed by Dutch law.

(b)
All disputes arising from or in connection with this Agreement shall be submitted to the competent court in Amsterdam without prejudice to the Collateral Agent’s right to submit any disputes to any other competent court in The Netherlands or in any other jurisdiction.

SIGNATURE PAGE TO FOLLOW

SIGNATORIES
For and on behalf of
BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) VI S.À R.L

/s/ Carl Getz
By:            By:    Carl Getz
Date:            Date:

Place:            Place:    Place:    Lake Forest, IL, USA
For and on behalf of
CLOSURE SYSTEMS INTERNATIONAL B.V.

/s/ Managing Director        /s/ Carl Getz
By:    Orangefield (Netherlands) B.V.        By:    Carl Getz
Date:    Managing Director        Date:
Place:    Amsterdam, NL        Place:    Lake Forest, IL, USA
For and on behalf of
THE BANK OF NEW YORK MELLON

/s/ Catherine F. Donohue        /s/ Jaime Nielsen
By:    Catherine F. Donohue        By:    Jaime Nielsen
Date:    December 31, 2013        Date:    December 31, 2013
Place:    New York, NY, USA        Place:    New York, NY, USA
SIGNATORIES
For and on behalf of
BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) VI S.À R.L

/s/ Herman Schommarz        /s/ Carl Getz

By:    Herman Schommarz        By:    Carl Getz
Date:            Date:
Place:    Munsbach        Place:    Lake Forest, IL, USA
For and on behalf of
CLOSURE SYSTEMS INTERNATIONAL B.V.

/s/ Carl Getz
By:            By:    Carl Getz
Date:            Date:
Place:            Place:    Lake Forest, IL, USA
For and on behalf of

THE BANK OF NEW YORK MELLON

/s/ Catherine F. Donohue        /s/ Jaime Nielsen
By:    Catherine F. Donohue        By:    Jaime Nielsen
Date:    December 31, 2013        Date:    December 31, 2013
Place:    New York, NY, USA        Place:    New York, NY, USA

SIGNATORIES
For and on behalf of
BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) VI S.À R.L

/s/ Carl Getz
By:            By:    Carl Getz
Date:            Date:
Place:                Place:    Lake Forest, IL, USA
For and on behalf of
CLOSURE SYSTEMS INTERNATIONAL B.V.

/s/ Carl Getz
By:            By:    Carl Getz

Date:            Date:
Place:            Place:    Lake Forest, IL, USA
For and on behalf of
THE BANK OF NEW YORK MELLON

/s/ Catherine F. Donohue        /s/ Jaime Nielsen
By:    Catherine F. Donohue        By:    Jaime Nielsen
Date:    December 31, 2013        Date:    December 31, 2013
Place:    New York, NY, USA        Place:    New York, NY, USA

ANNEX
DEED OF SHARE PLEDGE
TRUE COPY
of the deed of pledge of
registered shares of:

Reynolds Consumer Products lnternational B.V.
with corporate seal in Amsterdam

executed on 5 November 2009
before a deputy of dr. T.P. van Duuren,
civil law notary in Amsterdam

The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.

DEED OF PLEDGE OF REGISTERED SHARES
On the fifth day of November two thousand nine, appeared before me, Geneviève Mireille Ghislaine Dony, kandidaat-notaris, hereinafter: “civil law notary”, deputising for dr. Thomas Pieter van Duuren, civil law notary (notaris) in Amsterdam, The Netherlands:
Ms Catherine Annemieke Desiree Kuijper, in this matter with residence at the offices of Clifford Chance LLP, Droogbak la, 1013 GE Amsterdam, The Netherlands. born Amsterdam, The Netherlands, on the eleventh day of November nineteen hundred and eighty-five, in this respect, acting as attorney-in-fact, duly authorised in writing of:

1.
REYNOLDS CONSUMER PRODUCTS (LUXEMBOURG) S.À RL., a private limited liability company (société à responsabilité limitèe), having its registered office at 6C Parc d’Activités Syrdall, L-5365 Munsbach, Luxembourg, the Grand Duchy of Luxembourg, and being in the process of registration with the Registre de Commerce et des Sociétés (the “Pledger”);

2.
THE BANK OF NEW YORK MELLON, a company, incorporated under the laws of the State of New York, having its registered office at One Wall Street. New York, New York, and registered with the Internal Revenue Service under number 13-5160382 (the “Collateral Agent”); and

3.
REYNOLDS CONSUMER PRODUCTS INTERNATIONAL B.V., a private company with limited liability (besloten vennoootschap met beperkte aansprokelijkheid) incorporated under the laws of The Netherlands, having its seat (statutaire zetel) in Amsterdam, The Netherlands. having its registered office at Teleportboulevard 140, 1043 EJ Amsterdam, The Netherlands. and registered with the Dutch Commercial Register (Handelsregister) under number 34291091 (the “Company”).

The authorisation of the person appearing before me appears from three (3) written powers of attorney, (photocopies of) which shall be attached to this Deed (Schedule 1).
The person appearing before me, acting as stated, declared that:
IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION-

1.	Definitions

1.	Unless defined in this Deed or the context otherwise requires, a term defined in the First Lien Intercreditor Agreement has the same meaning in this Deed.

2.	In addition the following terms shall have the following meaning:
“Agreed Security Principles” has the meaning it is given in the Credit Agreement and the Senior Secured Note Indenture and. to the extent of any inconsistency, the meaning it is given in the Credit Agreement shall prevail;
“Articles of Association” means the articles of association (stamen) of the Company as they currently stand and as amended at any time:
“Borrowers” mean the Borrowers under, and as defined in, the Credit Agreement from time to time;

“Collateral Agent” means The Bank of New York Mellon in its capacity as collateral agent under the First Lien Intercreditor Agreement, and its successors and permitted assigns in such capacity:
“Credit Agreement” means the Credit Agreement dated as of the fifth day of November two thousand nine, among Reynolds Consumer Products Holdings Inc., SIG Euro Holding AG & Co KG aA, SIG Austria Holding GmbH, Closure Systems International B.V. and Closure Systems International Holdings Inc., as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse, as administrative agent, as amended, extended, restructured, renewed, novated, supplemented, restated, replaced or modified from time to time;
“Deed” means this deed of pledge of registered shares;
“Depository Receipts” means depository receipts of shares in the capital of the Company issued with the co-operation of the Company (met medewerking van de vennootschap uitgegeven certificaten van aandelen);
“Dividends” means cash dividends, distribution of reserves, repayments of capital and all other distributions and payments in any form which at any time during the existence of the right of pledge created hereby, become payable in respect of any one of the Shares;
“Enforcement Event” means an Event of Default under, and as defined in, the First Lien Intercreditor Agreement;
“First Lien Intercreditor Agreement” means the First Lien Intercreditor Agreement dated as of the fifth day of November two thousand nine, among the Collateral Agent, The Bank of New York Mellon, as trustee under the Senior Secured Note Indenture, Credit Suisse, as administrative agent under the Credit Agreement, and the Loan Parties, as amended, novated, supplemented, restated or modified from time to time;
“First Ranking Deed of Pledge” means the tint ranking deed of pledge of shares in the capital of Reynolds Consumer Products International B.V. as the Company, Reynolds Consumer Products (NZ) Limited as Pledgor and Credit Suisse, Sydney Branch as Pledgee, dated the twenty first day of February two thousand eight;
“Future Shares” means all shares in the capital of the Company, which are acquired by the Pledgor after the date of this Deed;
“Intercreditor Arrangements” means the First Lien Intercreditor Agreement and any other document that is designated by the Loan Patties’ Agent and the Collateral Agent as an intercreditor agreement, in each case as amended, novated, supplemented, restated, replaced or modified from time to time;
“Issuers” means the Issuers under, and us defined in, the Senior Secured Note Indenture, including their successors in interest;
“Lien” has the meaning it is given in the First Lien Intercreditor Agreement
“Loan Documents” mean the Credit Documents under, and as defined in, the First Lien Intercreditor Agreement and any other document designated by the Loan Parties’ Agent and the Collateral Agent as a Credit Document;
“Loan Parties” means the Grantors tinder, and as defined in, the First Lien Intercreditor Agreement;
“Loan Parties` Agent” means Reynolds Group Holdings Limited (formerly known as Rank Group Holdings Limited);
“Parallel Debt” has the meaning ascribed thereto in Section 4.10 (Parallel Debt) of the First Lien Intercreditor Agreement;
“Present Shares” means all of the issued and paid shares in the capital of the Company and registered in the name of the Pledgor, being one hundred eighty-one (181) registered ordinary shares (aandelen op naam) numbered l through 181 with a nominal value of one hundred euro (RJR 100.00) each;
“Principal Finance Documents” means the Credit Agreement, the Senior Secured Note Indenture and the First Lien Intercreditor Agreement;
“Principal Obligations” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Loan Party and each grantor of a security interest to the Secured Parties (or any of them) under each or any of the Loan Documents, together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other document evidencing or securing any such liabilities other than the obligations pursuant to the Parallel Debt;
“Related Rights” means the Dividends, all present and future rights of the Pledgor to acquire shares in the capital of the Company and all other present and future rights arising out of or in connection with the Shares other than the Voting Rights;
“Secured Obligations” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Loan Party and each grantor of a security interest to the Collateral Agent under each or any of the Loan Documents, together with all costs, charges and expenses incurred by the Collateral Agent in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other document evidencing or securing any such liabilities, in each case, pursuant to the Parallel Debt and all Principal Obligations that are secured obligations pursuant to Clause 3.1.3.;
“Secured Parties” means the Secured Parties under, and as defined in, the First Lien Intercreditor Agreement;
“Security Assets” means the Shares and the Related Rights;
“Security Documents” means the Security Documents under, and as defined in, the First Lien Intercreditor Agreement;
“Senior Secured Note Indenture” means the Indenture dated as of the fifth day of November two thousand nine, among the Issuers, the Note Guarantors (as defined therein) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar, as amended, extended, restructured, renewed, novated, supplemented, restated, replaced or modified from time to time;
“Shares” means the Present Shams and the Future Shams; and
“Voting Rights” means the voting rights in respect of any of the Shares.

2.	Interpretation

1.	Continuing security
Any references made in this Deed to any Loan Document or to any agreement or document (under whatever name), shall, where applicable, be deemed to be references to (i) such Loan Document or such other agreement or documents as the same may have been, or may at any time be, extended, prolonged, amended, restated, supplemented, restructured, replaced, modified, renewed or novated, as persons may accede thereto as a party or withdraw therefrom as a party in part or in whole or be released thereunder in part or in whole, and as facilities and financial services arc or may at any time be granted, extended, prolonged, increased, reduced, cancelled, withdrawn, amended, restated, supplemented, restructured, replaced, modified, renewed or novated thereunder including, without limitation, (a) any increase or reduction in any amount available thereunder or any alteration of or addition to the purpose for which any such amount, or increased or reduced amount may be used, (b) any facility provided in substitution of or in addition to the facilities originally made available thereunder, (c) any rescheduling of the indebtedness incurred thereunder whether in isolation or in connection with any of the foregoing, and (d) any combination of the foregoing and/or (ii) any document designated as Loan Document by the Collateral Agent in accordance with the Loan Documents, and consequently, the rights of pledge created under and pursuant to this Deed and any supplemental deed of pledge will secure any additional amounts which are or may be made available become payable under the Loan Documents from time to time.

2.	Annex; Clause
Except as otherwise specified, a reference in this Deed to an Annex or a Clause shall be construed as a reference to such Annex to or Clause of this Deed.

3.	Construction -

(a)
This Deed is subject to the terms of the Intercreditor Arrangements. In the event of a conflict between the terms of this Deed and the Intercreditor Arrangements, the terms of the Intercreditor Arrangements will prevail, subject to the mandatory provisions of Dutch law. This does not apply to the extent that there is any inconsistency between the Intercreditor Arrangements and any term of this Deed that relates to creation or perfection of the security, to applicable law or to choice of court, in which case this Deed will prevail.

(b)
To the extent set out in Section 4.11 or the First Lien Intercreditor Agreement, the Pledgor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Collateral Agent, its agents, its attorneys, any delegate and any trustee in bankruptcy (curator) or administrator (bewindvoerder) against any action, proceeding, claims, losses, liabilities, expenses, demands, taxes, and costs which it may sustain as a consequence of any breach by the Pledgor of the provisions of this Deed, the exercise or purported exercise of any of the rights and powers conferred on them by this Deed or otherwise relating to the Security Assets.

3.	Unlawful financial assistance
The right of pledge granted by the Pledgor under this Deed shall not constitute a financial assistance pursuant to Article 49-6 of the Luxembourg law dated the tenth day of August nineteen hundred fifteen on commercial companies (a “Financial Assistance”), to the extent applicable as at the date of execution of this Deed, to a private limited liability company incorporated under the laws of Luxembourg, and none of the obligations under or pursuant to the Loan Documents shall be included in the definition of “Secured Obligations” to the extent that, if they were included, the security interest granted pursuant to this Deed or any part thereof would be void as a result of violation of the prohibition on Financial Assistance (the “Prohibition”) and all provisions hereof will be interpreted accordingly. For the avoidance of doubt, this Deed shall continue to secure those obligations which, if included in the definition of “Secured Obligations”, do not constitute a violation of the Prohibition.

2.	UNDERTAKING TO PLEDGE AND PARALLEL DEBT

1.	Undertaking to pledge
The Pledgor has agreed, or, as the case may be, hereby agrees with the Collateral Agent that the Pledgor shall grant to the Collateral Agent a right of pledge (pandrecht) over the Security Assets, as security for the payment of the Secured Obligations.

2.	Parallel Debt
Pursuant to the Parallel Debt the Collateral Agent has its own claim in respect of the payment obligations of the Loan Parties to the Secured Parties. With respect to this claim the Collateral Agent acts in its own name and not as representative (vertegensvoordiger) of the Secured Parties or any of them and consequently the Collateral Agent becomes the sole pledgee (pandhouder) under this Deed.

3.	PLEDGE

1.	Pledge of Security Assets

1.
To secure the payment of the Secured Obligations the Pledgor hereby grants to the Collateral Agent a second ranking right of pledge (pandrecht tweede in rang) over the Present Shares and the Related Rights pertaining thereto and grants in advance (bij voorbaat) to the Collateral Agent a right of pledge over the Future Shares and the Related Rights pertaining thereto, which rights of pledge are hereby accepted by the Collateral Agent.

2.
To the extent the pledge in advance referred to in Clause 3.1.1 is not effective under Dutch law the Pledgor will forthwith execute a supplemental pledge in the form of this Deed or such other form as the Collateral Agent may, acting reasonably, agree in consultation with the Pledgor in order to perfect the pledge over such Future Shares and the Related Rights pertaining thereto.

3.
If and to the extent that at the time of the creation of this right of pledge, or at any time hereafter, a Principal Obligation owed to the Collateral Agent cannot be validly secured through the Parallel Debt, such Principal Obligation itself shall be a Secured Obligation.

4.
The Collateral Agent is entitled to present this Deed and any other document pursuant hereto for registration to arty office, registrar or governmental body in any jurisdiction the Collateral Agent deems necessary or useful to protect its interests.

2.	Related Rights
Only the Collateral Agent is entitled to receive and exercise the Related Rights pledged pursuant hereto. The Collateral Agent hereby authorises the Pledgor receive Dividends (as envisaged by Article 3:246 paragraph 4 Dutch Civil Code, The Collateral Agent is entitled to revoke this authorisation if an Enforcement Event has occurred and is continuing.

3.	Voting Rights

1.
Pursuant to the provision of article 25.1 of the Articles of Association, the Pledgor in its capacity as sole shareholder of the Company, hereby approves, by means of a written resolution, the pledge of the Shares with the conditional transfer to the Collateral Agent of the Voting Rights and other rights and powers attached to the Shares, in respect of which resolution the members of the management board (bestuur) of the Company have been given the opportunity to cast their advisory votes.

2.
The Voting Rights are hereby transferred to the Collateral Agent under the conditions precedent (opschortende voorwaarden) of (i) the occurrence of an Enforcement Event and while it is continuing, (ii) the occurrence of an Enforcement Event and while it is continuing, written notice by the Collateral Agent to the Pledger and the Company that it, the Collateral Agent, will be entitled to exercise the Voting Rights and (iii) the release of the right of pledge created pursuant to the First Ranking Deed of Pledge.

3.	Prior to receipt by the Company of a notice as referred to in Clause 3.3.2:

(a)
the Pledgor shall have the right to exercise the Voting Rights and other rights and powers attached to the Shares provided it shall ____ at any time exercise, or refrain from exercising, such rights in a manner which would adversely affect the validity or enforceability of the security created hereby or cause an Event of Default to occur; and

(b)
the Collateral Agent shall not have the rights attributed by law to the holders of depository receipts issued with the company’s co-operation (rechten die door de wet zijn toegekend aan de houders van met medewerking ener vennootschap uitgegeven certificaten van aandelen) (i.e. such rights will remain vested in the Pledger until receipt by the Company of a notice as referred to in Clause 3.3.2).

4.	Forthwith upon a notification pursuant to Clause 3.3.2 the Pledgor shall no longer be entitled to exercise the Voting Rights.

5.
After the Collateral Agent has notified the Pledgor and the Company pursuant to Clause 3.3.2 that it will exercise any or all of the rights attributed by law to the holders of depository receipts issued with the company’s co-operation (rechten die door de wet zijn toegekend aan de houders van met medewerking ener vennootschap uitgegeven certificaten van aandelen) and/or any or all of the Voting Rights. The Collateral Agent shall have the right to convene a general meeting of shareholders regardless of the number of Voting Rights it can exercise pursuant to Clause 3.3.2.

4.	REPRESENTATIONS, WARRANTIES AND COVENANTS

1.	Representations and warranties

1.	The Pledgor hereby represents and warrants to the Collateral Agent that the following is true and correct at the date hereof:

(a)	it is entitled to pledge the Security Assets as envisaged hereby;

(b)
the right of pledge created hereby over the Security Assets is a second ranking right of pledge (pandrecht tweede in rang) ranking immediately behind the right of pledge created pursuant to the First Ranking Deed of Pledge, the Security Assets have not been encumbered with limited rights (beperkte rechten) other than the First Ranking Deed of Pledge or otherwise and no attachment (beslag) on the Security Assets has been made, in each case, except as permitted by the Principal Finance Documents; and

(c)
other than the. right of pledge created pursuant to the First Ranking Deed of Pledge, the Security Assets have not been transferred, encumbered or attached in advance, nor has it agreed to such transfer or encumbrance in advance, in each case, except as permitted by the Principal Finance Documents.

2.	Furthermore, the Pledgor hereby represents and warrants to the Collateral Agent that the following is true and correct at the date hereof:

(a)
except as disclosed under the Credit Agreement or otherwise permitted by the Principal Finance Documents, the Present Shares have been validly issued and fully paid up and constitute one hundred per cent (100%) of the share capital of the Company at the time of this Deed;

(b)
it has acquired the Present Shares by means of a notarial deed of transfer of shares in the capital of the Company, executed before a deputy of T.P. Flokstra, civil law notary (notaris) in Amsterdam, The Netherlands, on the third day of November two thousand nine; and

(c)	no Depository Receipts have been issued with respect to the Present Shares.

3.
The Pledgor hereby represents and warrants to the Collateral Agent at the date hereof that the right of pledge created pursuant to this Deed constitutes a first ranking right of pledge (Pandrecht eerste in rang) upon the release of the First Ranking Deed of Pledge.

2.	Covenants
The Pledgor hereby covenants that, subject to the Agreed Security Principles, it will;

(a)
other than as permitted under the terms of the Principal Finance Documents not release, settle or subordinate any Related Rights without the Collateral Agent’s prior written consent (such consent not to be unreasonably withheld or delayed);

(b)	at its own expense execute all documents and do all such acts as the Collateral Agent may reasonably request for creating, perfecting or protecting the right of pledge envisaged hereby;

(c)
other than envisaged hereby or as permitted under the terms of the Principal Finance Documents, not pledge, otherwise encumber or transfer any Security Assets, whether or not in advance, or permit to subsist any kind of encumbrance or attachment over the Security Assets;

(d)
other than as permitted under the terms of the Principal Finance Documents, not perform any act that would affect the validity or enforceability of the security under this Deed or cause an Event of Default to occur;

(e)
as soon as practicable inform the Collateral Agent of any event or circumstance which may be of importance to the Collateral Agent for preservation or exercise of the Collateral Agent’s rights pursuant hereto and provide the Collateral Agent, upon its written request, with any other information in relation to the (pledge of the) Security Assets as the Collateral Agent may from time to time request acting reasonably, provided that no more than one request shall be made in any twelve (12) month period unless an Enforcement Event has occurred and is continuing;

(f)
as soon as reasonable practicable inform in writing persons such as a liquidator (curator) in bankruptcy, an administrator (bewindvoerder) in a (preliminary) suspension of payment or persons making an attachment, of the existence of the rights of the Collateral Agent pursuant hereto;

(g)
not procure the issue of any (rights to acquire) shares in the capital of the Company or any Depositary Receipts, except to the extent permitted under the terms of the other Principal Finance Documents; and

(h)
except to the extent permitted under the terms of the Principal Finance Documents, not vote on any of the Shares without the consent of the Collateral Agent, in favour of a proposal to (i) an amendment of the Articles of Association, (ii) a dissolution of the Company, (iii) an application for the bankruptcy or a (preliminary) suspension of payment of the Company, (iv) a conversion (omzetting), merger (fusie) or division (splitsing) of the Company or (v) a distribution of Related Rights.

5.	ENFORCEMENT

1.
Any failure by the Pledgor to satisfy the Secured Obligations when due shall constitute a default (verzuim) in the performance of the Secured Obligations, without any reminder letter (sommatie) or notice of default (ingebrekesielling) being required.

2.
Subject to the First Ranking Deed of Pledge, if an Enforcement Event has occurred and is continuing, the Collateral Agent may enforce its right of pledge and take recourse against the proceeds thereof.

3.
The Pledgor shall not be entitled to request the court to determine that the Security Assets pledged pursuant hereto shall be sold in a manner deviating from the provisions of Article 3:250 Dutch Civil Code.

4.
The Collateral Agent shall not be obliged to give notice to the Pledgor of any intention to sell the pledged Security Assets (as provided in Article 3:249 Dutch Civil Code) or, if applicable, of the fact that it has sold the same Security Assets (as provided in Article 3:252 Dutch Civil Code).

5.
All monies received or realised by the Collateral Agent in connection with the Security Assets shall be applied by the Collateral Agent in accordance with the Intercreditor Arrangements, subject to the mandatory provisions of Dutch law on enforcement (uitiwinning).

6.	MISCELLANEOUS PROVISIONS

1.	Waiver

1.
To the fullest extent allowed by applicable law, the Pledgor waives (doet afstand van) any right it may have of first requiring the Collateral Agent to proceed against or claim payment from any other person or enforce any guarantee or security granted by any other person before exercising its rights pursuant hereto, which waiver is hereby accepted by the Collateral Agent.

2.
The Pledgor hereby irrevocably and unconditionally waives (doet afstand van) any rights it has under or pursuant to any Dutch law provisions for the protection of grantors of security for the debts of third parties, including, to the extent relevant, any rights it may have pursuant to Articles 3:233. 3:234 and 6:139 Dutch Civil Code, which waiver is hereby accepted by the Collateral Agent.

3.
The Pledger hereby irrevocably and unconditionally waives (doet afstand van), to the extent necessary in advance, any and all rights of recourse (regres) or subrogation (subrogatie) vis-à-vis any Loan Party that it has may obtain or acquire after the date of this Deed as a result of an enforcement action in respect of the rights of pledge granted under or in connection with this Deed (and, to the extent such waiver is not enforceable in whole or in part, any rights of recourse or subrogation to which the Pledger is or may become entitled under or pursuant to enforcement of any rights of pledge created under or pursuant to this Deed are hereby pledged to the Collateral Agent by way of a non disclosed pledge governed by the terms of this Deed), which waiver is hereby accepted by the Collateral Agent.

2.	Evidence of indebtedness
An excerpt from the Collateral Agent’s records shall serve as conclusive evidence (dwingend bewijs) of the existence and the amounts of the Secured Obligations, subject to proof to the contrary.

3.	Unenforceability
The Pledger and the Collateral Agent hereby agree that they will negotiate in good faith to replace any provision hereof which may be held unenforceable with a provision which is enforceable and which is as similar as possible in substance to the unenforceable provision.-

4.	Power of attorney
The Pledger hereby grants an irrevocable power of attorney to the Collateral Agent and any trustee in bankruptcy (curator) or administrator (bewindvoerder) severally provided always that the Collateral Agent may only be entitled to exercise the power of attorney granted to it by the Pledger under this Clause 6.4 if (i) an Enforcement Event has occurred which is continuing and/or (ii) the Collateral Agent has received notice from the Applicable Representative, the Loan Panics Agent and/or the Pledger that the Pledger has failed to comply with a further assurance or perfection obligation within ten (10) Business Days of being notified of that failure (with a copy of that notice being sent to the Loan Party’s Agent) authorising the Collateral Agent to execute on its behalf all documents and to perform all such acts on behalf of the Pledger as the Collateral Agent may deem necessary or useful in order to have the full benefit of the rights (to be) granted to the Collateral Agent pursuant hereto, including (i) the exercise of any ancillary rights (nevenrechten) as well as any other rights it has in relation to the Security Assets and (ii) the performance of obligations of the Pledger hereunder, which authorisations permits the Collateral Agent to (also) act as the Pledgor’s counterparty within the meaning of Article 3:68 Dutch Civil Code. Provided further that the Collateral Agent shall not be obliged to exercise the power of attorney granted to it by the Pledgor under this Clause 6.4 unless and until it shall have been (a) instructed to do so by the Applicable Representative and (b) indemnified and/or secured and/or prefunded to satisfaction.

5.	Delegation
Subject to Section 4.05 of the First Lien Intercreditor Agreement (to the extent permitted by Dutch law), each of the Collateral Agent and any trustee in bankruptcy (curator) or administrator (bewindvoerder) shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Deed (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Collateral Agent or any trustee in bankruptcy (curator) or administrator (bewindvoerder) itself.

6.	Costs
With respect to costs and expenses. Section 9.05 (Expenses: Indemnity) of the Credit Agreement shall apply mutatis mutandis and the provisions thereof are incorporated here by reference.

7.	POWER TO TRANSFER

1.
The Collateral Agent is entitled to transfer all or part of its rights and/or obligations pursuant hereto to any replacement collateral agent appointed in accordance with the First Lien Intercreditor Agreement and to the extent such transfer is in accordance with the terms of the First Lien Intercreditor Agreement, the Pledgor hereby in advance gives its irrevocable consent to and hereby in advance irrevocably co-operates with any such transfer (within the meaning of Articles 6:156 and 6:159 Dutch Civil Code).

2.
Subject to Section 9.16 (Confidentiality) of the Credit Agreement and the terms of the other Loan Documents the Collateral Agent is entitled to impart any information concerning the Pledger or the Security Assets to any (proposed) transferee.

8.	TERMINATION

1.
Unless terminated by operation of law, the Collateral Agent’s right of pledge created pursuant hereto shall be in full force and effect vis-à-vis the Pledgor until it shall have terminated, in part or in whole, as described in Clause 8.2 and Clause 8.3 below.

2.
The Collateral Agent will be entitled to terminate by notice (opzeggen) the right of pledge created hereunder and pursuant hereto, in part or in whole, in respect of all or part of the Security Assets and/or all or part of the Secured Obligations. If and insofar as the purported effect of any such termination would require a waiver (afstand) by the Collateral Agent, such termination shall be construed accordingly and the Pledgor hereby in advance agrees to such waiver.

3.
The Collateral Agent’s right of pledge created pursuant hereto in respect of any or all of the Security Assets shall be released and cancelled (a) by the Collateral Agent (acting on the instructions of the Applicable Representative) at the request and cost of the Pledgor, upon the Secured Obligations being irrevocably paid or discharged in full and none of the Secured Parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Pledgor or any other person under any of the Loan Documents, or (b) in accordance with, and to the extent required by the Intercreditor Arrangements (to the extent it is possible to give effect to such arrangements under Dutch law).

9.	NO LIABILITY
None of the Collateral Agent, its nominee(s) or any trustee in bankruptcy (curator) or administrator (bewindvoerder) or delegate appointed pursuant to this Deed shall be liable by reason of (a) taking any action permitted by this Deed or (b) any neglect or default in connection with the Security Assets or (c) the taking possession or realisation of all or any part of the Security Assets. except to the extent provided in the Principal Finance Documents.

10.	GOVERNING LAW AND JURISDICTION

1.
This Deed is governed by and shall be interpreted in accordance with Dutch law. All disputes arising from or in connection with this Deed shall be submitted to the competent court in Amsterdam without prejudice to the Collateral Agent’s right to submit any disputes to any other competent court in The Netherlands or in any other jurisdiction.

2.
If a party to this Deed is represented by (an) attorney(s) in connection with the execution of this Deed or any agreement or document pursuant hereto, and the relevant power of attorney is expressed to be governed by Dutch law, such choice of law is hereby accepted by the other party, in accordance with Article 14 of the The Hague Convention on the Law Applicable to Agency of the fourteenth day of March nineteen hundred seventy-eight.

3.
Pursuant to Article 1:15 Dutch Civil Code the Pledgor hereby designates the offices of the Company as its domicile (woonplaats) for service of process in any proceedings in connection with this Deed, This designation shall be without prejudice to any other method of service of process permitted by law.

11.	THE COMPANY
By signing this Deed the Company:

(a)	acknowledges the right of pledge created over the Security Assets;

(b)	confirms that it has been notified (medegedeeld) of the right of pledge created over the Related Rights;

(c)	undertakes to register in its shareholders’ register:

(i)	the right of pledge over the Shares;

(ii)	the conditional transfer of Voting Rights to the Collateral Agent; and

(iii)
that, if an Enforcement Event has occurred and is continuing and notice is given to the Company, as set out in more detail in this Deed, the Collateral Agent shall have the rights attributed by law to the holders of depository receipts issued with the company’s cooperation (rechten die door de wet zijn toegekend aan de houders van met medewerking ener vennootschup uitgegeven certificaten van aandelen);

(d)
confirms that the members of the management board (hestuur) of the Company have been given the opportunity to cast an advisory vote in respect of the resolution referred to in Clause 3.3.1 of this Deed;

(e)	represents and warrants that to the best of its knowledge and belief the representations and warranties of the Pledgor made pursuant to Clauses 4.1.1(a) and 4.1.2(a) of this Deed are true and correct:

(f)	represents and warrants that no Depository Receipts have been issued with respect to the Present Shares:

(g)
represents and warrants that no rights to acquire ghosts in the capital of the Company have been issued which are still outstanding except to the extent permitted under the terms of the Loan Documents; and

(h)
covenants that it shall not co-operate in the issue of any Depository Receipts or issue any (rights to acquire) shares in the capital of the Company, except to the extent permitted under the terms of the other Loan Documents.

12.	CIVIL LAW NOTARY
Each of the parties to this Deed acknowledges that:

(a)	dr. T.P. van Duuren, civil law notary (notaris) in Amsterdam, The Netherlands, is a partner of Clifford Chance LLP; and

(b)
Clifford Chance LLP acts as the legal adviser to the Administrative Agent, Linklaters LLP in Amsterdam acts as the Dutch legal adviser to the Collateral Agent and that Freshfields Bruckhaus Deringer LLP in Amsterdam acts as the Dutch legal adviser to the Pledgor and the Company in this transaction; and, having consulted its legal advisers, confirms its agreement and accepts that dr. T.P. van Duuren aforementioned or one of his deputies (waarnemers or kandidaten) shall execute this Deed and that this shall not prevent Clifford Chance LLP from continuing to act as legal adviser to the Administrative Agent. The person appearing before me is known to mc, civil law notary
This deed, drawn up to be kept in the civil law notary’s custody was executed Amsterdam, The Netherlands, on the date first above written.
The contents of this deed were given and explained to the person appearing before me, who then declared to have noted and approved the contents and not to require a full reading thereof. Thereupon, after limited reading, this deed was signed by the person appearing before me and by me, civil law notary, at three forty-five p.m. (3:45).
Signed.
ISSUED AS A TRUE COPY
by Geneviève Mireille Ghislaine Dony, kandidaat-notaris,
deputising for dr. Thomas Pieter van Duuren,

civil law notary (notaris) in Amsterdam,
on 5 November 2009